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                                                                     Exhibit 2.2

                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

      THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT, dated as of May 20, 2003 (this "Amendment"), is entered into by and between United States Steel Corporation, a Delaware corporation ("USS" or "Buyer"), and National Steel Corporation, a Delaware corporation ("NSC" or the "Company"). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).

      WHEREAS, Buyer, the Company and certain of the Company's subsidiaries (collectively with the Company, "Sellers" and each a "Seller") are parties to that certain Asset Purchase Agreement, dated as of April 21, 2003 (the "Purchase Agreement") pursuant to which Buyer has agreed to purchase the assets and assume the liabilities relating to the Business (as defined in the Purchase Agreement) as are specified in the Purchase Agreement, all in the manner and subject to the terms and conditions set forth in the Purchase Agreement and pursuant to, inter alia, Sections 363 and 365 of the Bankruptcy Code; and

      WHEREAS, pursuant to Section 11.6 of the Purchase Agreement, Buyer and the Company desire to amend the Purchase Agreement as set forth herein.

      NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants and agreements contained in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment of Section 3.3. Section 3.3 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

      "3.3 Purchase Price. In consideration of the Acquired Assets, and subject to the terms and conditions of this Agreement, Buyer shall assume the Assumed Liabilities as provided in Section 2.3 and at the Closing shall pay to Sellers an aggregate purchase price (the "Purchase Price") of $1,051.36 million comprised of: (a) the Deposit Escrow, which shall be transferred directly to Sellers by the Escrow Agent; (b) subject to
      Section 3.4(a) and Section 3.4(b), $844.86 million in immediately available funds, by wire transfer to an account or accounts designated by Sellers (together with the Deposit Escrow, the "Cash Consideration"); and
      (c) $200 million by assumption of the Assumed Liabilities. Each Seller shall receive that portion of the Cash Consideration set forth opposite such Seller's name on Schedule 3.3 hereof."

2. Amendment of Schedule 2.1(c). Schedule 2.1(c) to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A attached hereto.


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3.    Environmental Matters.

            (a) With respect to property located in Granite City, Illinois, it is agreed that on and after the Closing Date, USS shall accept (i) landfill leachate from NSC's Section III Landfill (as defined on Exhibit B attached hereto) and Section IV Landfill (as defined on Exhibit C attached hereto) and (ii) stormwater from NSC-retained property located east of the property acquired by USS into the Wastewater Treatment System acquired by USS. It is further agreed with respect to the Granite City, Illinois property that USS will promptly reimburse NSC for (i) one-hundred percent (100%) of the first $1.78 million in costs associated with the closure of the Section IV Landfill; (ii) fifty percent (50%) of the next $1.02 million in costs associated with the closure of the Section IV Landfill and (iii) fifty percent (50%) of the costs associated with all post-closure care obligations, including without limitation, any remedial and/or investigatory actions that may be required for the Section IV Landfill. USS and NSC shall mutually agree on all plans relating to such closure and remediation and shall cooperate in good faith in developing and implementing such plans, in each case in accordance with applicable law.

            (b) With respect to the Midwest facility, USS and NSC will cooperate in working with the State of Indiana to have the existing hazardous waste permit covering the Greenbelt I and Greenbelt II hazardous waste landfills reissued as two separate permits to reflect the retention of Greenbelt I by NSC and the ownership of Greenbelt II by USS. Specifically, NSC and USS will take the following actions: (i) NSC and USS will send a joint letter to the Indiana Department of Environmental Management ("IDEM") requesting the transfer of the State of Indiana Hazardous Waste Management Permit No. IND016584641 to USS and issuance of a new EPA I.D. number for USS; (ii) NSC and USS will each send a letter to IDEM notifying the agency of anticipated noncompliance with permitting rules because of the time required to approve the permit transfer, anticipating that IDEM will exercise discretion and not enforce pertinent permitting rules during this period; (iii) USS will file a Class I Permit Modification with IDEM to transfer the Permit and to request authority to operate the Greenbelt II Landfill; (iv) NSC will file a Post-Closure Permit application covering the Greenbelt I Landfill and the PreCoat SWMU; and (v) USS will file a Class III Permit Modification to remove the Greenbelt I Landfill and the PreCoat SWMU from the Permit. Pending the issuance of a hazardous waste permit for Greenbelt II to USS, it is agreed that on and after the Closing Date, USS shall be responsible for any and all liabilities associated with the ownership and operation of the Greenbelt II Landfill.

            (c) With respect to the PreCoat Solid Waste Management Unit ("SWMU") property at the Midwest facility, it is agreed that, if required under a State or federal sampling, monitoring, and/or investigation plan, USS will grant NSC, its successors and assigns, access to USS's portion of the PreCoat SMWU property for required sampling and monitoring pursuant to a mutually acceptable easement.

            (d) With respect to any permits applicable to Greenbelt II Landfill at Midwest, NPDES Permit No. IN0000337 at Midwest and Permit No. IN-127-1W-006 at Midwest only, which have not been transferred as of the Closing Date, USS agrees


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      to be responsible for any and all liabilities that arise after Closing under such permits resulting from the ownership and operation of the former NSC facilities by USS.

4. Rejection of Certain Agreements. Sellers shall reject (i) that certain Participation Agreement, dated as of September 1, 1987, between National Acquisition Corporation, Grant Holdings, Inc., The Connecticut National Bank, The Fuji Bank and Trust Company, Mitsubishi International Corporation, Marubeni America Corporation, the Company, Mitsubishi Corporation, Marubeni Corporation and The Connecticut Bank and Trust Company, National Association, as amended by Amendment No. 1 thereto, dated as of November 18, 1987 and (ii) that certain Tax Indemnification Agreement, dated as of September 1, 1987, between National Acquisition Corporation and Grant Holdings, Inc., as amended by Amendment No. 1 thereto, dated as of November 18, 1987, and Buyer shall indemnify Sellers for any and all claims arising from the rejection of such agreements and from any other claims arising thereunder.

5.    Miscellaneous.

            (a) Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts to this Amendment may be delivered via facsimile. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

            (b) No Further Effect. Except as expressly set forth herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations or agreements contained in the Purchase Agreement and the Purchase Agreement shall remain in full force and effect in accordance with its terms.

            (c) References. Each reference in the Purchase Agreement to "this Agreement," "herein," "hereof" and words of like import and each reference to the "Purchase Agreement" in each other agreement, including, without limitation, each agreement attached as an exhibit to the Purchase Agreement, entered into between Buyer and Sellers in connection with the Transaction shall mean the Purchase Agreement as amended hereby. Each reference in the Purchase Agreement to a Schedule to the Purchase Agreement shall mean the Schedules to the Purchase Agreement as amended hereby. Each reference to the "Agreement" in any Schedule to the Purchase Agreement and in the Disclosure Schedule shall mean the Purchase Agreement as amended hereby.

            (d) Choice of Law. This Amendment shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the substantive laws of the State of Delaware, without giving effect to any provision thereof that would require the application of the substantive laws of any other jurisdiction, except to the extent that such laws are superseded by the Bankruptcy Code.

                  [Remainder of Page Intentionally Left Blank]


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      IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of Buyer and the Company as of the date first above written.

                                    UNITED STATES STEEL CORPORATION

                                    By:     /s/ Dan D. Sandman
                                        ----------------------------------------
                                    Name:   Dan D. Sandman
                                    Title:  Vice Chairman, Chief Legal &
                                            Administrative Officer, General
                                            Counsel and Secretary


                                    NATIONAL STEEL CORPORATION

                                    By:     /s/ Kirk A. Sobecki
                                        ----------------------------------------
                                    Name:   Kirk A. Sobecki
                                    Title:  Senior Vice President & Chief
                                            Financial Officer


          SIGNATURE PAGE TO FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT